UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

Amendment No. 1

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 6, 2017

Starbucks Corporation

(Exact name of registrant as specified in its charter)

Washington	0-20322	91-1325671
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2401 Utah Avenue South,

Seattle, Washington 98134

(Address of principal executive offices) (Zip Code)

(206) 447-1575

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Explanatory Note

On September 6, 2017, Starbucks Corporation filed a Current Report on Form 8-K (the “Original Report”) with the United States Securities and Exchange Commission to report the appointment of Rosalind Brewer as group president, chief operating officer. This Amendment No. 1 on Form 8-K/A to the Original Report (this “Amendment”) amends and restates Item 5.02 of the Original Report in its entirety solely to add a new third paragraph. No other changes were made to the Original Report. Reference to the Exhibit 10.1 in this Amendment is reference to Exhibit 10.1 filed with the Original Report.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 6, 2017, Starbucks Corporation (the “Company” or “Starbucks”) announced the appointment of Rosalind Brewer as group president, chief operating officer. She is expected to start in her new role effective October 2, 2017. Ms. Brewer ceased membership on all Starbucks board committees prior to her appointment as group president, chief operating officer. She will continue to serve on the Starbucks board of directors, which she joined in March 2017.

Ms. Brewer, 55, currently a non-employee director of the Company, served as President and Chief Executive Officer of Sam’s Club, a membership-only retail warehouse club and a division of Walmart, from February 2012 to February 2017. Previously, Ms. Brewer was Executive Vice President and President of Walmart’s East Business Unit from February 2011 to January 2012; Executive Vice President and President of Walmart South from February 2010 to February 2011; Senior Vice President and Division President of the Southeast Operating Division from March 2007 to January 2010; and Regional General Manager, Georgia Operations, from 2006 to February 2007. Prior to joining Walmart, Ms. Brewer was President of Global Nonwovens Division for Kimberly-Clark Corporation, a global health and hygiene products company, from 2004 to 2006 and held various management positions at Kimberly-Clark Corporation from 1984 to 2006. She serves on the Board of Directors for Lockheed Martin Corporation and is Chair of the Board of Trustees for Spelman College. Ms. Brewer formerly served as a director of Molson Coors Brewing Company.

As group president, chief operating officer, Ms. Brewer will lead the Company’s operating businesses across the Americas (Canada, U.S. and Latin America), as well as the global functions of supply chain, product innovation, and store development. Concurrently with her appointment, John Culver, currently the Company’s group president, Global Retail, will become group president, International and Channels, and lead the Company’s businesses in EMEA, China Asia-Pacific, and Channel Development.

In connection with Ms. Brewer’s appointment, the Compensation and Management Development Committee of the board of directors of the Company approved an annualized base salary of $1,000,000, an annual bonus target under the Company’s Executive Management Bonus Plan of 150% of base salary, a new hire equity award of $7,000,000 and a new hire cash award of $1,000,000. The equity award will consist of approximately 40% stock options and 60% time-vesting restricted stock units (“RSUs”). One-third of the stock options and RSUs will vest on each anniversary of the grant date over a period of three years, subject to continued employment. One-third of the new hire cash award will be paid 30 days after Ms. Brewer’s start date in her new role, one-third will be paid after twelve months of employment, and one-third will be paid after 24 months of employment, subject to continued employment. The foregoing description is qualified in its entirety by reference to Ms. Brewer’s Offer Letter dated August 23, 2017 which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

There is no arrangement or understanding between Ms. Brewer and any other person pursuant to which Ms. Brewer was selected as an officer or director. There are no family relationships among any of our directors or executive officers. Ms. Brewer has not had an interest in any transaction since the beginning of the Company’s last fiscal year, or any currently proposed transaction, that requires disclosure pursuant to Item 404(a) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STARBUCKS CORPORATION
Dated: September 6, 2017

	By:	/s/ Paul Mutty
	Name:	Paul Mutty
	Title:	senior vice president, deputy general counsel and assistant secretary